UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2006

OPTICAL COMMUNICATION PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31861	95-4344224
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6101 Variel Avenue Woodland Hills, CA		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(818) 251-7100

                     Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2006, Mohammad Ghorbanali departed from Optical Communication Products, Inc. (the “Company”) as an employee, including from his position as its Senior Vice President of Technical Operations and Chief Operating Officer. On October 10, 2006, the Company entered into a consulting agreement with Mr. Ghorbanali pursuant to which he has agreed to provide certain consulting services to the Company for a period of twelve months.

Item 8.01. Other Events

On November 1, 2006, the Company issued a press release announcing that it has entered into a supply agreement with SAE Magnetics (H.K.) Ltd. (“SAE”) pursuant to which SAE will manufacture certain of the Company’s products at its facilities in China. As part of the transition to SAE in China, the Company intends to reduce its workforce by approximately 150 to 180 manufacturing positions at its U.S. plant and 70 to 80 manufacturing positions at its GigaComm facility in Taiwan. These workforce reductions are not expected to take place before the summer of 2007. In connection with its planned U.S. and Taiwan reductions in workforce, the Company expects to incur one-time transition charges of approximately $3 million to $3.5 million during its fiscal year 2007, which commenced on October 1, 2006. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit 99.1	Press Release of the Company dated November 1, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2006	OPTICAL COMMUNICATION PRODUCTS, INC.
a Delaware corporation

By:	/s/ Frederic T. Boyer
Frederic T. Boyer

Senior Vice President and Chief Financial Officer